Exhibit 99.2

FOR IMMEDIATE RELEASE


                                         Contacts:
                                              Motorola, Inc.
                                              Scott Wyman
                                              847-576-0197

                                              General Instrument Corp.

                                              Sharon Corbitt
                                              Media Relations
                                              215-323-1873

                                              Dario Santana
                                              Investor Relations
                                              215-323-1213


                   Motorola and General Instrument to Merge


              Combined Entity Positioned to Lead Convergence of
                             Video, Voice and Data

     SCHAUMBURG, Ill., Sept. 15, 1999 -- Motorola, Inc. and General

Instrument Corporation, Horsham, Pa. announced today that they have signed a definitive agreement for the merger of General Instrument with Motorola. The merger would bring together a shared vision of providing converged Internet,

telecommunications and entertainment services. Under the merger agreement,

which is subject to customary regulatory and stockholder approvals, each share of General Instrument would be exchanged for 0.575 shares of Motorola.

This represents an approximate value of $11 billion based on yesterday's closing price and a fully diluted share count of 214 million shares.

     Motorola, a global leader in integrated communications solutions and embedded electronic solutions, is a leading supplier of high-speed cable data and telephony systems. General Instrument is a worldwide leader in the drive toward convergence of interactive digital TV, Internet, and voice over hybrid fiber coax (HFC) networks. Edward D. Breen, chairman and chief executive officer of General Instrument, will lead a new Motorola business unit focused on integrated and interactive broadband access solutions.

     Christopher B. Galvin, chairman and chief executive officer of Motorola,

said, "The merger of General Instrument with Motorola integrates the key technologies needed to bring the enormous potential of converged video, voice and data networking into the home. This partnership will enable us to expand our portfolio for network access, delivering next-generation solutions along with 'home hubs' that will handle high-speed Internet access and video entertainment, as well as carrier-quality voice services."

     As the supplier of choice for broadband access solutions to the cable TV industry, General Instrument has led the transition to converged, state-of-

the-art HFC networks, interactive digital TV technology, standards-based data systems and Internet Protocol telephony. Breen said, "Motorola is the right business and technology partner to complement General Instrument's leadership in end-to-end broadband networks. The combination of General Instrument and

Motorola brings under one corporate umbrella the mix of systems and capabilities that broadband operators need to implement their network strategies. We are delighted that we've been able to forge a winning partnership that will help accelerate the roll-out of advanced services over

HFC networks."



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

     The new business unit headed by Breen will consist of the people, assets and operations of the current General Instrument combined with the cable business of Motorola's Internet and Networking Group. "I am excited to lead this combined and highly talented team, particularly given the thrust provided by Motorola's brand and global strength. This rounds out our capabilities to better serve our customers as they drive forward at a break-

neck pace to fulfill the promises of the broadband information age," said

Breen.

     "The resources that will come to bear on this new Motorola sector will be unmatched in the HFC broadband space," Galvin said. "In addition to providing mobile and personal communications, we will now be able to bring innovative solutions to the home. We are combining Motorola's leadership in integrated communications and embedded semiconductor solutions, as well as its global consumer brand, with General Instrument's leadership in broadband networks and the talent and experience of its management team, led by Ed

Breen. This creates a world class provider of video, data and voice solutions for the twenty-first century," said Galvin.

     The tax-free all-stock transaction will be accounted for as a pooling of interests. Motorola said it expects the merger to modestly dilute earnings per share through 2000, but to strengthen earnings per share thereafter.

     Directors of Motorola and General Instrument have approved the transaction. Following the merger, expected to be completed by the first quarter of 2000, General Instrument shareholders will hold approximately 17%

of Motorola. The largest shareholder of General Instrument, Liberty Media

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

Group Inc., a subsidiary of AT&T, which beneficially owns 36 million shares,

or approximately 20% of General Instrument, has agreed to vote all its outstanding shares held on the record date in favor of the merger.

     Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

--   Software-enhanced wireless telephone, two-way radio, messaging and satellite communications products and systems, as well as networking and

     Internet-access products, for consumers, network operators, and commercial, government and industrial customers.

--   Embedded semiconductor solutions for customers in networking,

     transportation, wireless communications and imaging and entertainment markets.

--   Embedded electronic systems for automotive, communications, imaging,

     manufacturing systems, computer and consumer markets.

     Sales in 1998 were $29.4 billion.

     General Instrument Corporation (NYSE: GIC) is a leading worldwide provider of integrated and interactive broadband access solutions, teaming with its business partners to lead the convergence of the Internet,

telecommunications and video entertainment industries. Sales are approximately $2 billion.

     Statements about the proposed merger are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. The factors below are among some of the factors that could cause actual results of Motorola, General Instrument or the combined entities to differ materially from those in the forward-looking statements: the failure of the merger to be consummated; the ability of the companies to successfully integrate General Instrument's business and

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

capitalize on the combined technologies; the availability of the favorable tax treatment and accounting treatment for the merger; and those factors in the companies' reports filed with the Securities and Exchange Commission.



Note to editors:

                              ADVISORY TO FOLLOW

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